Exhibit 10.51

SCIENTIFIC ADVISORY BOARD AGREEMENT

This Scientific Advisory Board Agreement (“Agreement”), effective as of June 18, 2012 (“Effective Date”), is made between Caribou Biosciences, Inc. (“Company”), a Delaware corporation, and Jennifer A. Doudna (“Advisor”) (each may be referred to below individually as a “party” and collectively as the “parties”).

BACKGROUND/RECITALS

Advisor is involved in and possesses significant expertise and skill in fields of particular interest to the Company, the Company wishes to retain Advisor as a member of the Company’s Scientific Advisory Board, and Advisor desires to provide such Services.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, the parties hereto hereby agree as follows:

AGREEMENT

1. Services

(a) In General. In general, Advisor will provide advice, counsel and Services (as defined below) to the Company’s officers, directors, employees and agents as described below.

(b) Services. Advisor will serve on the Scientific Advisory board of the Company (the “Advisory Board”) and will use reasonable efforts to attend Advisory Board meetings as requested from time-to-time by the Company’s CEO and to render advice on issues discussed at such meetings, and will advise the Company’s executive officers in furtherance of the Company’s goals and objectives on an as-needed, as-available basis (collectively the “Services”). Any projects or activities Advisor agrees to perform in excess of the scope of Services would be undertaken on a mutually agreed-upon basis outside the terms of this Agreement. The Company will provide Advisor with reasonable advance notice of Advisory Board meetings.

2. Fees and Expenses.

(a) Consideration. The Advisor shall not receive any consideration for the Services rendered by Advisor as described above.

(b) Reimbursement of Expenses. Company shall reimburse Advisor for (i) Advisor’s approved reasonable out-of-pocket expenses incurred in connection with Advisory Board meeting attendance, and (ii) other approved reasonable out-of-pocket expenses directly related to the Services. Advisor shall provide an itemized expense statement for such reimbursable expenses, and payments shall be made by the Company within 30 days of receipt.

3. Term.

(a) The term of this Agreement will begin on the Effective Date and will end on the fourth anniversary thereof or upon earlier termination as provided below (the “ Term”).

(b) In addition to termination upon expiration, either party may terminate the Agreement at any time for any reason upon five (5) days prior written notice.

4. Confidential Information.

(a) Each party who receives information hereunder (the “Recipient”) understands that the other party (the “Discloser”) has disclosed or may disclose the information as described below, which has commercial value in the Discloser’s business and is confidential or proprietary in nature. “Confidential Information” means (i) nonpublic information which is held by the Discloser as confidential or proprietary and relates to a party’s technology, customers, business plans, promotional and marketing activities, finances and other business affairs, and (ii) third-party information that a party is obligated to keep confidential. The recipient shall protect Confidential Information hereunder that: (i) is disclosed in a tangible or visual form and clearly labeled as “Confidential;” or (ii) is disclosed in a non-tangible, visual or oral form, identified at the time of disclosure as Confidential Information.

(b) Nondisclosure and Nonuse. Recipient agrees that the Confidential Information (i) will not be disclosed to third parties without the prior written consent of the Discloser, and (ii) will be used only in connection with the Services and will not be used in any way that is detrimental to the Discloser.

(c) Exclusions. Confidential Information does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown to have been known to Recipient at the time of its receipt from the Company, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortuous act, or (iv) can be shown to have been independently developed by the Recipient without reference to any Confidential Information.

(d) The obligations under this Section 4 shall continue for a period of 5 years after disclosure.

5. Copyrights/Improvements/Inventions. Advisor acknowledges that all copyright and other intellectual property rights in the products and technology of Company and the written material relevant thereto belong to and will remain the sole property of the Company, including any improvements or enhancements thereto however generated. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company’s Proprietary Information, except the limited right to use the Proprietary Information in connection with the Services. Advisor further agrees that any inventions, improvements, discoveries, developments, original works of authorship, software, trade secrets or other intellectual property conceived, developed or reduced to practice by the Advisor in the performance of the Services performed by Advisor under this Agreement (the “Inventions”) is the proprietary property of the Company. Advisor assigns to the Company and its successors and assigns, without further consideration, Advisor’s right, title and interest in and to the Inventions whether or not patentable or copyrightable, and further agrees to execute all applications for patents and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights related to the Information.

6. Nonexclusivity. Notwithstanding anything to the contrary herein, nothing shall restrict, limit or prevent Advisor from performing services similar in nature to the Services provided hereunder for any third party, both during and after the term of this Agreement.

7. General Provisions.

(a) Relationship of the Parties. The parties are independent contractors, and this Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the parties or as imposing any employment, or partnership obligation or liability on either party: Neither party shall have the authority to create or assume any obligation, express or implied, on behalf of the other party.

(b) Use of Name. It is understood that the name of Advisor and their affiliation with the Company may be required to appear in disclosure documents pursuant to prevailing securities laws, and in other regulatory and administrative filings in the ordinary course of the Company’s business, and where such use is reasonably related to Advisor’s participation on the Company’s Advisory Board. The Company may disclose that Advisor is a member of the Company’s Advisory Board, using such specific wording in compliance with this provision as it deems appropriate. Advisor will comment on such specific wording if she believes it is inappropriate, and the parties will work out alternative language. Additionally, Advisor will work with the Company to develop an approved bio or series of bios to describe Advisor background which may be used by the Company at its discretion in the course of describing her connection with the Company. Any other written or recorded use of the name of Advisor shall require the prior review and approval of Advisor. Also, all use of the name of Advisor shall cease upon the termination or expiration of this Agreement, except as otherwise required by law or approved in writing by Advisor.

(c) No Conflict: Valid and Binding. Each party represents and warrants that neither the execution of this Agreement nor the performance of their obligations hereunder will result in a violation or breach of any other agreement or obligation by which the party is bound. The Company further represents and warrants that this Agreement has been duly authorized and upon execution shall be a legally binding obligation of the Company.

(d) No Assignment; Survival. This Agreement may not be assigned, and any attempted assignment shall be void. The following provisions shall survive termination of this Agreement: Sections 4 (“Confidential Information”) (according to its terms), 5 (“Copyrights/Improvements/Inventions”), 6 (“Nonexclusivity”), 7 (“Indemnification”), and 8 (“General Provisions”).

(e) Miscellaneous. This Agreement shall be governed by the jaws of the State of California excluding its conflict of laws principles, and the parties agree to the nonexclusive jurisdiction of the state and federal courts in Santa Clara County, California for interpreting and enforcing this Agreement and for all actions arising out of this Agreement. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated and this Agreement shall otherwise remain in full force and effect. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. No waiver or modification of this Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date above.

Caribou Biosciences, Inc.		Advisor: Jennifer A. Doudna

By:	/s/ Rachel Haurwitz	By:	/s/ Jennifer A. Doudna

Name:	Rachel Haurwitz

Title:	President